                                                                  Exhibit (c)(1)

                                           AGREEMENT AND PLAN OF MERGER

                                                       Among

                                                     FKI PLC,

                                               ADU ACQUISITION INC.

                                                        and

                                                AMDURA CORPORATION

                                            Dated as of March 15, 1995

                                                 TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
                                                     ARTICLE I

                                                     THE OFFER

         SECTION 1.01.   The Offer................................................................................2
         SECTION 1.02.   Company Action...........................................................................3

                                                     ARTICLE II

                                                     THE MERGER

         SECTION 2.01.   The Merger...............................................................................5
         SECTION 2.02.   Effective Time; Closing..................................................................5
         SECTION 2.03.   Effect of the Merger.....................................................................5
         SECTION 2.04.   Certificate of Incorporation; By-laws....................................................5
         SECTION 2.05.   Directors and Officers...................................................................6
         SECTION 2.06.   Conversion of Securities.................................................................6
         SECTION 2.07.   Employee Stock Options...................................................................6
         SECTION 2.08.   Dissenting Shares........................................................................7
         SECTION 2.09.   Surrender of Shares and Preferred Shares; Stock Transfer Books...........................7

                                                    ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 3.01.   Organization and Qualification; Subsidiaries.............................................9
         SECTION 3.02.   Certificate of Incorporation and By-laws.................................................9
         SECTION 3.03.   Capitalization..........................................................................10
         SECTION 3.04.   Authority Relative to this Agreement....................................................10
         SECTION 3.05.   No Conflict; Required Filings and Consents..............................................11
         SECTION 3.06.   Compliance..............................................................................11
         SECTION 3.07.   SEC Filings; Financial Statements.......................................................12
         SECTION 3.08.   Absence of Certain Changes or Events....................................................12
         SECTION 3.09.   Absence of Litigation...................................................................13
         SECTION 3.10.   Offer Documents; Schedule 14D-9.........................................................13
         SECTION 3.11.   Properties and Assets; Leases...........................................................13
         SECTION 3.12.   Environmental Matters...................................................................14
         SECTION 3.13.   Brokers.................................................................................14

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                                                         i

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


                                                    ARTICLE IV

                                   REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         SECTION 4.01.   Corporate Organization..................................................................15
         SECTION 4.02.   Authority Relative to this Agreement....................................................15
         SECTION 4.03.   No Conflict; Required Filings and Consents; Absence of Litigation.......................15
         SECTION 4.04.   Offer Documents; Proxy Statement........................................................16
         SECTION 4.05.   Brokers.................................................................................16
         SECTION 4.06.   Financing...............................................................................17

                                                     ARTICLE V

                                        CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01.   Conduct of Business by the Company Pending the Purchaser's
                         Election Date...........................................................................17

                                                   ARTICLE VI

                                              ADDITIONAL AGREEMENTS

         SECTION 6.01.   Stockholders Meeting....................................................................19
         SECTION 6.02.   Proxy Statement.........................................................................19
         SECTION 6.03.   Company Board Representation; Section 14(f).............................................19
         SECTION 6.04.   Access to Information; Confidentiality..................................................20
         SECTION 6.05.   No Solicitation of Transactions.........................................................20
         SECTION 6.06.   Directors, and Officers, Indemnification and Insurance..................................21
         SECTION 6.07.   Notification of Certain Matters.........................................................22
         SECTION 6.08.   Further Action; Reasonable Best Efforts.................................................22
         SECTION 6.09.   Benefit Plans...........................................................................23
         SECTION 6.10.   Class Action Settlement.................................................................23
         SECTION 6.11.   Public Announcements....................................................................23
         SECTION 6.12.   Parent Guarantee........................................................................23

                                                  ARTICLE VII

                                           CONDITIONS TO THE MERGER

         SECTION 7.01.   Conditions to the Merger................................................................23

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                                                        ii

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



                                                       ARTICLE VIII

                                           TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.   Termination.............................................................................24
         SECTION 8.02.   Effect of Termination...................................................................25
         SECTION 8.03.   Fees and Expenses.......................................................................25
         SECTION 8.04.   Amendment...............................................................................26
         SECTION 8.05.   Waiver..................................................................................26

                                                          ARTICLE IX

                                                     GENERAL PROVISIONS

         SECTION 9.01.   Non-Survival of Representations, Warranties and Agreements..............................27
         SECTION 9.02.   Notices.................................................................................27
         SECTION 9.03.   Certain Definitions.....................................................................28
         SECTION 9.04.   Severability............................................................................29
         SECTION 9.05.   Entire Agreement; Assignment............................................................29
         SECTION 9.06.   Parties in Interest.....................................................................29
         SECTION 9.07.   Specific Performance....................................................................30
         SECTION 9.08.   Governing Law...........................................................................30
         SECTION 9.09.   Headings................................................................................30
         SECTION 9.10.   Counterparts............................................................................30


         ANNEX A  Conditions to the Offer

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                                                        iii

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


                                        Glossary of Defined Terms

                                                                                     Location of
                  Defined Term                                                        Definition
                  -------------                                                      ------------

                  affiliate......................................................   Sec. 9.03 (a)
                  Agreement......................................................   Preamble
                  beneficial owner...............................................   Sec. 9.03 (b)
                  Blue Sky Laws..................................................   Sec. 3.05 (b)
                  Board..........................................................   Recitals
                  business day...................................................   Sec. 9.03 (c)
                  Certificate of Merger..........................................   Sec. 2.02
                  Certificates...................................................   Sec. 2.09 (b)
                  CFIUS..........................................................   Sec. 7.01 (c)
                  Class Action Settlement........................................   Sec. 6.10
                  Company........................................................   Preamble
                  Company Common Stock...........................................   Recitals
                  Company Preferred Stock........................................   Sec. 2.06 (b)
                  Confidentiality Agreement......................................   Sec. 6.04 (c)
                  control........................................................   Sec. 9.03 (d)
                  controlled by..................................................   Sec. 9.03 (d)
                  Delaware Law...................................................   Recitals
                  Disclosure Schedule............................................   Sec. 3.01
                  Dissenting Shares..............................................   Sec. 2.08 (a)
                  DLJ............................................................   Sec. 1.02 (a)
                  Effective Time.................................................   Sec. 2.02
                  Environmental Laws.............................................   Sec. 3.12 (a)
                  Exchange Act...................................................   Sec. 1.01 (a)
                  Exon-Florio Act................................................   Sec. 3.05 (b)
                  Expenses.......................................................   Sec. 8.03 (b)
                  Fee............................................................   Sec. 8.03 (a)
                  GAAP...........................................................   Sec. 3.07 (b)
                  Hazardous Substances...........................................   Sec. 3.12 (a)
                  HSR Act........................................................   Sec. 3.05 (b)
                  Liens..........................................................   Sec. 3.11
                  March 15 Meeting...............................................   Sec. 1.02 (a)
                  Material Adverse Effect........................................   Sec. 3.01
                  Merger.........................................................   Recitals
                  Merger Consideration...........................................   Sec. 2.09 (b)
                  Minimum Condition..............................................   Sec. 1.01 (a)
                  1994 Balance Sheet.............................................   Sec. 3.07 (c)
                  Offer..........................................................   Recitals
                  Offer Documents................................................   Sec. 1.01 (b)
                  Offer to Purchase..............................................   Sec. 1.01 (b)

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                                                        iv




                  Option.........................................................   Sec. 2.07
                  Parent.........................................................   Preamble
                  Paying Agent...................................................   Sec. 2.09 (a)
                  Per Share Amount...............................................   Recitals
                  Permitted Liens................................................   Sec. 3.13
                  person.........................................................   Sec. 9.03 (e)
                  Preferred Share................................................   Sec. 2.06 (b)
                  Preferred Per Share Amount.....................................   Sec. 2.06 (b)
                  Proxy Statement................................................   Sec. 4.04
                  Purchaser......................................................   Preamble
                  Purchaser's Election Date......................................   Sec. 5.01
                  Schedule 14D-1.................................................   Sec. 1.01 (b)
                  Schedule 14D-9.................................................   Sec. 1.02 (b)
                  SEC............................................................   Sec. 1.01 (b)
                  SEC Reports....................................................   Sec. 3.07 (a)
                  Securities Act.................................................   Sec. 3.07 (a)
                  Shares.........................................................   Recitals
                  Stockholders...................................................   Recitals
                  Stockholders Agreement.........................................   Recitals
                  Stockholders Meeting...........................................   Sec. 6.01
                  Stock Option Plan..............................................   Sec. 2.07
                  Subsidiary.....................................................   Sec. 3.01
                  subsidiary.....................................................   Sec. 9.03 (f)
                  Surviving Corporation..........................................   Sec. 2.01
                  Third Party....................................................   Sec. 8.03 (e)
                  Third Party Transaction........................................   Sec. 8.03 (e)
                  Transactions...................................................   Sec. 1.02 (a)
                  under common control with......................................   Sec. 9.03 (d)


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                                                         v


                           AGREEMENT AND PLAN OF MERGER, dated as of March 15,
                  1995 (this "Agreement"), among FKI plc, a company organized under the laws of England ("Parent"), ADU Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Amdura Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                           WHEREAS, the Boards of Directors of Parent, Purchaser
                  and the Company have each determined that it is in the best interests of their respective stockholders for Parent, through Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein; and

                           WHEREAS, in furtherance of such acquisition, it is
                  proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock", shares of Company Common Stock being hereinafter collectively referred to as the "Shares") for $2.30 per Share net to the seller in cash, without interest thereon, (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") upon the terms and subject to the conditions of this Agreement and the Offer; and

                           WHEREAS, the Boards of Directors of Parent and
                  Purchaser have unanimously approved the making of the Offer and the transactions related thereto; and

                           WHEREAS, the Board of Directors of the Company (the
                  "Board") has unanimously approved the making of the Offer and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

                           WHEREAS, the Boards of Directors of Parent, Purchaser
                  and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

                           WHEREAS, Purchaser and certain stockholders of the
                  Company (the "Stockholders") have entered into a Stockholders Agreement, and certain of those Stockholders have also entered into a Supplemental Stockholders Agreement, each dated as of the date hereof (collectively, the "Stockholders Agreement"), providing for the agreement of the Stockholders to tender pursuant to the Offer all Shares owned by such Stockholders subject to the terms and conditions of the Stockholders Agreement;

                           NOW, THEREFORE, in consideration of the foregoing and
                  the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE OFFER

     SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred and remain in effect (unless such event shall have been waived by Purchaser), Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Purchaser shall commence, the Offer at the Per Share Amount as promptly as reasonably practicable, but in no event later than five business days after the public announcement of this Agreement and shall keep the Offer open for 20 business days or, subject to applicable law, such longer period as Parent and Purchaser may determine (x) is required because of a failure to satisfy one or more of the conditions set forth in Annex A hereto or
(y) could result in not less than 90% of the Shares on a fully diluted basis being tendered and not withdrawn (except that there shall be only one extension of the Offer pursuant to this clause (y) and it shall not exceed 10 business days from the original expiration date of the Offer), or as may be agreed to by the Company and Parent. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that constitute a majority of the then outstanding Shares on a fully diluted basis, including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights or upon consummation of the Class Action Settlement, shall have been validly tendered and not withdrawn at or prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding Section 8.04) no such change may be made without the prior written consent of the Company which (A) decreases the price per Share payable in the Offer, (B) changes the form of consideration payable in the offer, (C) reduces the number of Shares sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (E) amends or changes the terms and conditions of the Offer in any manner adverse to the holders of Shares or (F) changes or waives the Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC") and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase relating to the Offer (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The information provided and to be provided by Parent, Purchaser and the Company for use in the Schedule 14D-1 and the other Offer Documents shall not, on the date the Schedule 14D-1 is filed with the SEC, and on the date the Offer Documents are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent, Purchaser and the Company agree promptly to correct any such information provided by any of them for use in the Schedule 14D-1 or the other Offer Documents that shall have become false or misleading and to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The Schedule 14D-1 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal response of Parent, Purchaser or their counsel. In the event that the Offer is terminated or withdrawn by Purchaser, Parent and Purchaser shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent.

     SECTION 1.02. Company Action. (a) The Company hereby represents that (i) the Board, at a meeting duly called and held on March 15, 1995 (the "March 15 Meeting"), has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the holders of Shares, (B) approved this Agreement, the Stockholders Agreement and the Transactions and the acquisition of Shares pursuant to the Stockholders Agreement as provided in Section 203(a) of the General Corporation Law of the State of Delaware (the "Delaware Law"), (C) authorized the execution and delivery of this Agreement, and (D) after considering its fiduciary duties under applicable law, resolved to recommend, subject to the conditions set forth herein, that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions, and (ii) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by DLJ, subject to prior review by such financial advisor, to include such fairness opinion (or references thereto) in the Offer Documents and in the Schedule 14D-9 and the Proxy Statement. Subject to the fiduciary duties of the Board under applicable law, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described above.

     (b) As soon as reasonably practicable on or after the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Board under applicable law, the recommendation of the Board described in
Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company will provide Parent and Purchaser and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and will provide Parent and Purchaser and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Company or its counsel.

     (c) The Company shall promptly cause its transfer agent to furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver promptly to the Company all copies of such information then in their possession and shall certify in writing to the Company their compliance with this Section 1.02(c).

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with Delaware Law, as soon as practicable after satisfaction or, if permissible, waiver of the conditions set forth in Article VII, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 2.01, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as defined in Section 4.04) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly-owned subsidiary of Parent; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein by reason of the effects of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly-owned subsidiary of Parent shall be the Surviving Corporation.

     SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") and such other documents as are required by Delaware Law to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time").

     SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser (including, without limitation, all indemnification contracts of the Company) shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 2.04. Certificate of Incorporation; By-laws. Subject to Section 6.06, and unless Parent elects to merge the Company into Purchaser or another direct or indirect subsidiary of Parent pursuant to the third sentence of
Section 2.01 (in which case the Certificate of Incorporation and By-laws of Purchaser or such other subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation), at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the

By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined) and any Shares held by Purchaser or Parent) shall be cancelled and shall be converted automatically into the right to receive in cash an amount equal to the Per Share Amount payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

     (b) Each share of Series B Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (each a "Preferred Share") shall be cancelled and shall be converted automatically into the right to receive in cash an amount equal to $2,500.00 plus all accrued but unpaid dividends on such Preferred Share (the "Preferred Per Share Amount") payable, without interest, to the holder of such Preferred Share upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Preferred Share;

     (c) Each share of capital stock of the Company held in the treasury of the Company shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

     (d) Each share of Common Stock, par value $.0l per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.0l per share, of the Surviving Corporation.

     SECTION 2.07. Employee Stock Options. At the Effective Time, each outstanding option to purchase Shares (in each case, an "Option") granted under the Company's 1992 Stock Option Plan, as amended (the "Stock Option Plan"), whether or not then exercisable, shall be cancelled by the Company, and each holder of a cancelled option shall be entitled to receive from Purchaser at the same time as payment for Shares is made by Purchaser in connection with the Offer, in consideration for the cancellation of such option, an amount in cash equal to the product of (i) the number of Shares previously subject to such option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option.

     SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration (as hereinafter defined). Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law in respect of Dissenting Shares and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.09. Surrender of Shares and Preferred Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of Shares and Preferred Shares in connection with the Merger to receive the funds to which holders of Shares and Preferred Shares shall become entitled pursuant to Sections 2.06(a) and (b), respectively. Immediately prior to the Effective Time, Parent shall cause Surviving Corporation to have sufficient funds to deposit, and shall cause Surviving Corporation to deposit in trust with the Paying Agent, cash in the aggregate amount equal to (i) the product of (x) the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser and Shares as to which dissenters' rights have been exercised as of the Effective Time) and (y) the Per Share Amount, plus (ii) the product of (x) the number of Preferred Shares outstanding immediately prior to the Effective Time and (y) the Preferred Per Share Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2.09 shall relieve Parent or the Surviving

Corporation of its obligation to pay the Per Share Amount for each Share and the Preferred Per Share Amount for each Preferred Share outstanding immediately prior to the Effective Time.

     (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or cause to be mailed to each person who was, at the Effective Time, a holder of record of a Share entitled to receive the Per Share Price pursuant to Section 2.06(a) or a Preferred Share entitled to receive the Preferred Per Share Price pursuant to Section 2.06(b) (the "Merger Consideration") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or Preferred Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share or Preferred Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

     (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares or Preferred Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Shares or Preferred Shares for any Merger Consideration delivered in respect of such Shares or Preferred Shares to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Shares and Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares except as otherwise provided herein or by applicable law.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Section 3.01 of the Disclosure Schedule delivered concurrently with the execution and delivery of this Agreement by the Company to Parent (the "Disclosure Schedule"). Except as disclosed in such Section 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than indirect equity and similar interests held for investment which are not, in the aggregate, material to the Company.


     SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By- laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents. The provisions of Article VII of the Company's Certificate of Incorporation, as amended, have been validly and effectively waived as to all of the Transactions.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 75,000,000 Shares and 2,500,000 shares of preferred stock, par value $.0l per share. As of the date of this Agreement, (i) 24,665,160 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) 2,151,000 Shares are issuable upon conversion of the outstanding Preferred Shares, (iv) 2,936,324 Shares are issuable upon exercise of outstanding stock options granted pursuant to the Stock Option Plan, and (v) 564,302 Shares are issuable pursuant to the Class Action Settlement. Of the authorized shares of preferred stock, par value $.01 per share, as of the date of this Agreement, there are 2,151 Preferred Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares are held in the treasury of the Company. Except as set forth in this Section 3.03 or Section
3.03 of the Disclosure Schedule, or pursuant to the Class Action Settlement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.03 of the Disclosure Schedule sets forth, as to each outstanding option, the exercise price and the number of Shares covered thereby. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which it is a party, subject, with respect to the Merger, to any required approval of the stockholders of the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares and the filing of the Certificate of Merger as required by Delaware Law). The Board has taken all action necessary under Delaware Law to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply with respect to or as a result of the Transactions or the execution and delivery of the Stockholders Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors, rights and by the availability of equitable remedies. No further action is required and no further conditions need be satisfied in connection with the consummation of the Merger under the provisions of Section 203(a)(i) of the Delaware Law.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) assuming that required filings under the HSR Act (as hereinafter defined), the Exon-Florio Act (as hereinafter defined) and Delaware Law are made by the appropriate parties, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; provided, however, that the Company makes no representation or warranty with respect to any federal, state or foreign laws relating to antitrust or competition, or (iii) except as set forth in Section 3.05 of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, in the cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority to be obtained or made by the Company, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the notification requirements under Section 721 of the Defense Production Act of 1950, as amended, popularly known as the Exon-Florio Amendment (the "Exon-Florio Act"), and filing and recordation of appropriate merger documents as required by Delaware Law or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and does not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.06. Compliance. Neither the Company nor any Subsidiary is in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) except as set forth in Section 3.06 of the Disclosure Schedule, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any

Subsidiary is bound or affected, except for any such defaults or violations that do not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992, including its annual report on Form 10-K for the year ended December 31, 1994 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) except for preliminary material, did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     (c) Except as (i) and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries as at December 31, 1994, including the notes thereto (the "1994 Balance Sheet"), (ii) set forth in
Section 3.07(c) of the Disclosure Schedule or (iii) disclosed in any SEC Report filed by the Company after December 31, 1994, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994 and those liabilities and obligations which would not, individually or in the aggregate, be material in amount.

     SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1994, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1994, except as contemplated by this Agreement or disclosed in any SEC Report filed since December 31, 1994 and prior to the date of this Agreement or as set forth in Section 3.08 of the Disclosure Schedule, there has not been
(i) any event having, individually or in the aggregate, a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

     SECTION 3.09. Absence of Litigation. Except as disclosed in the most recent SEC Report or on the 1994 Balance Sheet or in Section 3.09 of the Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (other than any claim, action, proceeding or investigation seeking to delay or prevent the consummation of any Transaction) or (ii) as of the date hereof, seeks to delay or prevent the consummation of any Transaction. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.10. Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Purchaser or Parent for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.11. Properties and Assets; Leases. Except for Permitted Liens (as hereinafter defined) the Company and its Subsidiaries have defensible title to all their properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the 1994 Balance Sheet as being owned by the Company and its Subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of the Company or its Subsidiaries are held under valid instruments enforceable by the Company or its Subsidiaries in accordance with their respective terms.

     For purposes of this Agreement, "Permitted Liens" means, collectively, (A) any liens, pledges or other encumbrances ("Liens") for current taxes and assessments not yet past due, (B) any Liens arising from or permitted under the Company's bank credit facility existing on the date of this Agreement, (C) inchoate mechanics' and materialmen's Liens for construction in progress,

(D) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or the Subsidiaries and (E) all Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.12. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined as hazardous in or regulated as hazardous under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof;
(C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances into the environment; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

     (b) Except as described in Section 3.12 of the Disclosure Schedule or the most recent SEC Report: (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws, except for noncompliance that individually or in the aggregate do not have a Material Adverse Effect; (ii) the Company and each Subsidiary have obtained all permits, licenses and other material governmental authorizations required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof, except for failures to obtain or noncompliance that individually or in the aggregate do not have a Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law that individually or in the aggregate would have a Material Adverse Effect; and (iv) to the best knowledge of the Company, there is no environmental condition on any of the properties currently or formerly owned or leased by the Company or any Subsidiary that individually or in the aggregate has a Material Adverse Effect.

     SECTION 3.13. Brokers. No broker, finder or investment banker (other than DLJ) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and DLJ pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and, in the case of Purchaser, in good standing or, in the case of Parent, not in liquidation or the subject of any petition or proposed resolution or other proceeding for its liquidation, under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Purchaser to perform their obligations hereunder and to consummate the Transactions.

     SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

     SECTION 4.03. No Conflict; Required Filings and Consents; Absence of Litigation. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Articles of Association, Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent and Purchaser from performing their respective obligations under this Agreement and consummating the Transactions.

     (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the London Stock Exchange, Blue Sky Laws and state takeover laws, the HSR Act, the Exon-Florio Act and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

     (c) There is no claim, action, proceeding or investigation pending or, to the best knowledge of Parent or Purchaser, threatened against Parent or Purchaser before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent the consummation of any Transaction.

     SECTION 4.04. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading provided that no representation is made with respect to information supplied by the Company expressly for inclusion in the Offer Documents. The information supplied by Parent for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as hereinafter defined) (such proxy statement, as amended and supplemented, being referred to herein as the "Proxy Statement") and Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 4.05. Brokers. No broker, finder or investment banker (other than Wertheim Schroder & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

     SECTION 4.06. Financing. Parent has and will have available to it at the time Purchaser is required to pay for Shares under the terms of the Offer, and will make available to Purchaser, sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by the Company Pending the Purchaser's Election Date. The Company covenants and agrees that, between the date of this Agreement and the election or appointment of Purchaser's designees to the Board pursuant to Section 6.03 (the "Purchaser's Election Date"), unless otherwise contemplated by this Agreement or unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Material Subsidiary shall, between the date of this Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date hereof or upon conversion of Preferred Shares or upon consummation of the Class Action Settlement) or (ii) any assets of the Company or any Subsidiary, except for sales of products in the ordinary course of business and in a manner consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for required dividends on the Preferred Shares and except for such declarations, set asides, dividends and other distributions made from any Subsidiary to its corporate parent);

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business;

     (f) except pursuant to existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;

     (g) except as set forth in Section 5.01 of the Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in the ordinary course of business in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any such plan proposed to be adopted;

     (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1994 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

     (j) settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions; or

     (k) take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (j) of this
Section 5.01 or any action which would result in any of the conditions to the Offer not being satisfied (other than as contemplated by this Agreement).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Stockholders Meeting. Subject to the fiduciary duties of the Board, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) if required by law, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (ii) include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Merger and use its reasonable best efforts to obtain such approval and adoption. To the extent permitted by law, Parent and Purchaser each agree to vote all Shares beneficially owned by them in favor of the Merger.

     SECTION 6.02. Proxy Statement. As soon as practicable following the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time.

     SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer which constitute a majority of the outstanding Shares on a fully diluted basis, Purchaser shall be entitled to designate such number of directors as shall constitute a majority of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such time, the Company shall use its best efforts to cause persons designated by Purchaser to constitute a majority of (i) each committee of the Board (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case to the extent permitted by applicable law.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 or in a separate information statement such information with respect to the Company and its officers and directors as is required under such
Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who were not designated by Purchaser or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Parent and its subsidiaries).

     SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the consummation of the Offer, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

     (b) To the extent permitted by applicable law, in order to facilitate the continuing operation of the Company by Parent and Purchaser from and after the completion of the Offer without disruption and to assist in an achievement of an orderly transition in the ownership and management of the Company, from the date of this Agreement and until completion of the Offer, the Company, Parent and Purchaser shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with employees.

     (c) All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated November 21, 1994 (the "Confidentiality Agreement"), between Parent and the Company.

     SECTION 6.05. No Solicitation of Transactions. Until this Agreement shall have been terminated pursuant to Section 8.01, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Third Party Transaction; provided, however, that nothing contained in this Agreement shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal by such person with respect to a Third Party Transaction if, and only to the extent that, (i) such person is, in the good faith judgment of the Board (or a duly designated committee thereof) after consultation with its advisors, capable of effecting a Third Party Transaction which would be more favorable to the stockholders than the Offer and the Merger taken together, and (ii) prior to furnishing confidential information to such person the Company obtains from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

     SECTION 6.06. Directors, and Officers, Indemnification and Insurance.

     (a) If the Offer is consummated, Parent, Purchaser and the Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, maintain the rights to indemnification of officers and directors provided for in the By-laws of the Company as in effect on the date hereof, with respect to indemnification for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement.

     (b) The Company shall, from and after the date of this Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six (6) years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company for the persons presently covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such persons so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to or at the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(b) more than an amount per year equal to 110% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $185,000 in the aggregate) and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

     (c) In the event the Company, the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.06.

     (d) The obligations of the Company or the Surviving Corporation under this
Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 6.06 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 6.06 applies shall be third-party beneficiaries of this Section 6.06).

     (e) In the event that the Company or the Surviving Corporation should fail, at any time from and after the Purchaser's Election Date, to comply with any of the foregoing obligations set forth in this Section 6.06, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Company or the Surviving Corporation may have or claim (except any claim that performance is prohibited by applicable Delaware Law), it being the intention of this Section 6.06 that the officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries shall be fully indemnified and that the provisions of this Section 6.06 be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Company or the Surviving Corporation.

     SECTION 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.08. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exon-Florio Act with respect to the Transactions, (ii) subject to the fiduciary duties of the Board, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger and (iii) except as contemplated by this Agreement, use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement then in office shall use their reasonable best efforts to take all such action.

     SECTION 6.09. Benefit Plans. For a period of one year following the Effective Time, Parent shall cause the Surviving Corporation to provide employees of the Subsidiaries (excluding for purposes of this Section 6.09 employees covered by collective bargaining agreements) with pension, insurance and other similar benefits following the Effective Time which are, in the aggregate, at least as favorable to the employees as the benefits provided for such employees by the Company as of the date hereof.

     SECTION 6.10. Class Action Settlement. The Company shall, as promptly as practicable, consummate the Stipulation of Settlement dated August 31, 1994 providing for the settlement of certain class actions against the Company and others (the "Class Action Settlement") by, among other things, the issuance of 564,302 Shares to the claimants therein. If the Company has not issued such Shares to the claimants entitled thereto within 30 days after the date of this Agreement, the Company shall promptly seek the leave of all necessary parties to issue such Shares in escrow pending the distribution of such Shares to the proper parties.

     SECTION 6.11. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

     SECTION 6.12. Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser to perform all of Purchaser's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Purchaser and for any breach of this covenant.


                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company;

     (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (c) Exon-Florio Act. No investigation shall be threatened or pending by the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Act with respect to any of the Transactions;

     (d) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; and

     (e) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

     (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company prior to Purchaser's Election Date; or

     (b) By Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before September 30, 1995, provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) any court or other governmental authority of competent jurisdiction shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) By Parent if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have approved or recommended approval of any Third Party Transaction, or shall have resolved to do any of the foregoing; or

     (d) By the Company, upon approval of the Board, if (i) Purchaser shall have
(A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraphs (f) or (g) of Annex A or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction in order to approve any Third Party Transaction which the Board determines in the exercise of its good faith judgment and after consultation with independent legal counsel and the Company's financial advisors to be more favorable to the Company's stockholders than the Offer and the Merger taken together provided, however, that such termination under this clause (ii) shall not be effective until the Company has made payment to Parent of the Fee (as hereinafter defined) required to be paid pursuant to Section 8.03(a) and has deposited with a mutually acceptable escrow agent $500,000 for reimbursement to Parent and Purchaser of Expenses (as hereinafter defined).

     SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Sections 8.03 and 9.01, and nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 8.03. Fees and Expenses. (a) In the event that this Agreement is terminated pursuant to Section 8.01(c)(ii) or 8.01(d) (ii); then, in such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $2,500,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined).

     (b) "Expenses" means all out-of-pocket expenses, up to $500,000 in the aggregate (including, without limitation, fees and expenses payable to all investment banking firms, other financial institutions, counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses), actually incurred or accrued by Parent or Purchaser or on their behalf in connection with the Transactions, and actually incurred or accrued by investment banking firms, other financial institutions and other persons and assumed by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions and any agreements relating thereto.

     (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     (d) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection thereof and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Prime Rate plus 3.00%.

     (e) "Third Party Transaction" means any of the following: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of 50% or more of the outstanding stock or all or a substantial part (other than in the ordinary course of business) of the assets of a Material Subsidiary; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares, whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of 50% or more of the outstanding Shares.

     SECTION 8.04. Amendment. Subject to the limitations set forth in Section 6.03(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which (i) reduces the amount or changes the type of consideration into which each Share and each Preferred Share shall be converted upon consummation of the Merger,
(ii) imposes conditions to the Merger in addition to those set forth in Section
7.01 or (iii) would otherwise amend or change the terms and conditions of the Merger in any manner materially adverse to the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.05. Waiver. Subject to the limitations set forth in Section 6.03(c), at any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.01, as the case may be, except that (i) the representations and warranties of the Company set forth in Article III shall terminate upon the purchase by Purchaser of Shares pursuant to the Offer, (ii) the agreements set forth in Articles II and IX and Sections 6.06 and 6.09 shall survive the Effective Time indefinitely and (iii) the agreements set forth in Sections 6.04(c) and 8.03 and Article IX shall survive termination indefinitely.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to Parent or Purchaser:

                           FKI plc
                           West House
                           King Cross Road
                           Halifax, West Yorkshire  HX1 1EB
                           England
                           Facsimile No.  (011) 44-422-330-407
                           Attention:  Company Secretary

                           ADU Acquisition Inc.
                           c/o FKI Industries Inc.
                           425 Post Road
                           Fairfield, CT  06430-0970
                           Facsimile No.  (203) 255-7101
                           Attention:  General Counsel
                  with a copy to:

                           Parson & Brown
                           230 Park Avenue
                           New York, NY  10169
                           Facsimile No.  (212) 682-9112
                           Attention:  James H. Bell, Esq.

                  if to the Company:

                           Amdura Corporation
                           900 Main Street, South
                           Suite 2A, Building B
                           PO Box 870
                           Southbury, CT  06488-0870
                           Facsimile No.  (203) 262-1270
                           Attention:  President

                  with a copy to:

                           Kirkpatrick & Lockhart
                           1500 Oliver Building
                           Pittsburgh, PA  15222
                           Facsimile No.:  (412) 355-6501
                           Attention:  Ronald D. West, Esq.


     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

     (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

     (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall, subject to Section 1.02(d), negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.04(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of Purchaser's rights and obligations hereunder to any wholly-owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                     FKI PLC

                                                     By   /s/  Steven D. Jones
                                                     -------------------------
                                                       Name:
                                                       Title:


                                                     ADU ACQUISITION INC.
         Attest:

              /s/  Albert A. Byer                    By    /s/  Steven D. Jones
         ----------------------------------------    --------------------------
                                                          Name:
                                                          Title:


                                                     AMDURA CORPORATION
         Attest:

              /s/  Frederick Whitridge, Jr.          By   /s/  James Bach
         ---------------------------------------     ------------------------
                                                          Name:
                                                          Title:

                                                                      ANNEX A


                            Conditions to the Offer

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer and the Offer shall have remained outstanding for at least 30 days from the commencement of the Offer, (iii) (x) the review period under the Exon-Florio Act during which the President of the United States or his designee may commence an investigation of the Offer, the Merger or the other transactions contemplated by the Agreement shall not have expired or otherwise been terminated without such investigation having been commenced or (y) such investigation shall have been commenced and (I) the period under the Exon-Florio Act during which such investigation must be completed shall not have expired or otherwise been terminated or Purchaser shall not have received notice that such investigation has been completed and (II) (A) the period under the Exon-Florio Act during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Offer, the Merger or the other transactions contemplated by the Agreement shall not have expired or otherwise been terminated without any such action being threatened, announced or taken or
(B) the President shall not have announced a decision to take any such action, in each case, prior to the expiration to the Offer and the Offer shall have remained outstanding for at least 30 days from the commencement of the Offer, or
(iv) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

     (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent pursuant to the Offer, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the Transactions; (iii) seeking to impose material limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Merger; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

     (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction; (ii) prohibits or limits materially the ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the Transactions; (iii) imposes material limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Merger; or (iv) requires divestiture by Parent or Purchaser of any Shares;

     (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and
(ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholders Agreement or the Merger, in each case which results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the London Stock Exchange, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index or FTSE 100 Index by an amount in excess of 20% from the date hereof, (iii) a currency moratorium on the exchange markets in London or New York City, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions in the United States or the United Kingdom, (vi) a commencement of a war or armed hostilities or other national or international calamity involving the United States or the United Kingdom or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

     (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, or (ii) (A) the Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board shall have resolved to do any of the foregoing;

     (f) any material representation and warranty of the Company in this Agreement shall prove to be untrue or incorrect in any material respect as of the date of this Agreement;

     (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

     (h) this Agreement shall have been terminated in accordance with its terms; or

     (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which in the judgment of Parent makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                                 Schedule 3.01
                                                 SUBSIDIARIES




                                             Jurisdiction of                                         Percent
           Name of Subsidiary                Incorporation                     Owner                  Owned
           ------------------                ----------------                ---------              ---------
          The Crosby Group, Inc.              Delaware                Amdura Corporation               100%

          Crosby Europe, N.V.                 Belgium                 The Crosby Group, Inc.           100%

          Crosby Canada, Ltd.                 Canada                  The Crosby Group, Inc.           100%

          Crosby France SARL                  France                  The Crosby Group, Inc.            25%
                                                                        Crosby Europe N.V.              75%

          Crosby Europe (UK) Ltd.             United Kingdom          Crosby Canada Ltd.               100%

          The Harris Waste Management
                Group, Inc.                   Delaware                Amdura Corporation   100%








 Equity Interests in Joint Ventures. The Crosby Group, Inc. has a 50 percent interest in Crosby Yutaka Engineering Company, Ltd (Japan), which is inactive.

                                 Schedule 3.03
                          COMMITMENTS AND ENCUMBRANCES




 A.       Commitments to issue securities or make investments:

                    Options Exercisable
         -------------------------------------------
           Strike                         Number
            Price                        of Shares
         ----------                     -----------
           $ 1.625                         755,000
             1.875                         135,000
             1.970                       1,113,824
             2.250                         757,500
             3.000                         175,000

             Total                       2,936,324




  B.     Encumbrances affecting shares of Subsidiaries:

              Please refer to Sanwa loan, pledge and security agreements.

                                 Schedule 3.05
                              BREACHES OR DEFAULTS




      A. According to paragraph 7 (h) of the Parent Guaranty related to the Loan Agreements among The Crosby Group, Inc., The Harris Waste Management Group, Inc., as Borrowers, the Lenders named therein and Sanwa Business Credit Corporation, as Agent, "Except with the consent of the Required Lenders, which consent shall not be unreasonably withheld, the Guarantor shall not merge or consolidate with, purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of, any other Person (whether through an Acquisition or otherwise) except that any Subsidiary may merge or consolidate with or into the Guarantor; provide that the Guarantor is the Surviving Person. The Guarantor shall not dissolve, liquidate, enter into any joint venture or become a partner in any partnership."


     B. According to the Loan Agreement among The Crosby Group, Inc., as Borrower, the Lenders named therein and Sanwa Business Credit Corporation, as Agent, Event of Default(s) is defined as "the occurrence of any 'Default' or 'Event of Default' as defined in the Harris Loan Agreement or any default of breach under the Parent Guaranty.


    C. According to the Loan Agreement among The Harris Waste Management Group, Inc., as Borrower, the Lenders named therein and Sanwa Business Credit Corporation, as Agent, Event of Default(s) is defined as "the occurrence of any 'Default' or 'Event of Default' as defined in the Crosby Loan Agreement or any default of breach under the Parent Guaranty.

                                 Schedule 3.06
                                   COMPLIANCE




                                 NOT APPLICABLE

                                 Schedule 3.07
                            UNDISCLOSED LIABILITIES



                                      NONE

                                 Schedule 3.08
                      ABSENCE OF CERTAIN CHANGES OR EVENTS




  A. Subsequent to December 31, 1994, options related to 755,000 SHARES were granted pursuant to the 1992 Stock Option Plan.


  B. See Schedule 5.01.

                                 Schedule 3.09
                             ABSENCE OF LITIGATION




  A. Reference is made to the attached letters to Arthur Andersen LLP, Amdura's independent public accountants, from Amdura's attorneys, Kirkpatrick & Lockhart (letter dated February 10, 1995), Thompson & Knight (letter dated February 17, 1995) and Robins, Kaplan, Miller & Ciresi (letter dated February 15, 1995).


  B. The following two matters, which Amdura believes will not have a material adverse affect on its financial condition or results of operations, have arisen since December 31, 1994:

      1. On January 26, 1995, Castillo v. The Crosby Group, a product liability complaint, was filed. Crosby is currently investigating the circumstances surrounding the complaint.

      2. In a letter dated March 1, 1995, Modern Supply Co., owner of certain real estate in Tulsa, Oklahoma adjoining property owned by Crosby, alleges that Crosby is responsible for chlorides detected in ground water. The letter requests a response concerning alleged impairment to the value of the property. Crosby is currently investigating the matter.

                                 Schedule 3.12
                             ENVIRONMENTAL MATTERS




                                      NONE

                                                                   Schedule 5.01


The terms and conditions of payment under the Supplemental Severance Plan ("Plan") have been amended by the Compensation Committee and the Board of Amdura Corporation as follows:

 (i) "Base Salary" is defined as the annual salary at the time of a defined Change in Control.

 (ii) Subsequent to a defined Change of Control, after 90 days of continuous employment, a lump sum payment of the Base Salary is immediately due and payable, net of applicable taxes, to J. Bach and D. Bushley. If the employee quits prior to the 90th day, no lump sum payment is due.

 (iii) If the employee is terminated without Cause prior to the 90th day, a payment of 1/2 times Base Salary is immediately due to J. Bach, and 2 times base salary to D. Bushley. Employee benefit continuance for 18 and 24 months, respectively, will be provided by Purchaser.

 (iv) If the employee is terminated without Cause after the 90th day and until the end of the second year after Closing, a lump sum payment is immediately due and payable to J. Bach of 6 months of the then current salary and to D. Bushley of 12 months of the then current salary. Employee benefit continuance by Purchaser for the respective 6 and 12 month period will be provided. At the end of the two year period a new severance and/or employee agreement will be negotiated on terms no less favorable than similarly situated executives.

 (v) "Termination" is defined as any substantial change in the current duties, responsibilities, reporting relationships,* place of employment, or salary and benefits.


_____________
* Reporting to the applicable Group President shall not constitute a substantial change in reporting relationship.